Exhibit T3C

Dated

GVC HOLDINGS PLC

deed poll constituting LOAN NOTES

Issued in connection with the
acquisition of Ladbrokes Coral
Group plc by GVC Holdings PLC

Contents

Clause		Page

1	Interpretation and definitions	3
2	Constitution of the Loan Notes	8
3	Term	8
4	Company warranties	9
5	Taxation	10
6	Modification of rights	10
7	Third party rights	10
8	No set-off	10
9	Severability	10
10	Loan Note Holders bound	10
11	Governing law	10
12	Trust Indenture Act	11
13	Jurisdiction	11

Schedule 1
	The Conditions	12

Schedule 2
	Provisions relating to the registration and Transfer of Loan Notes	20

Schedule 3
	Provisions for meetings of the Loan Note Holders	23

Schedule 4
	Provisions relating to the US Trust Indenture Act of 1939, as amended	28

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THIS DEED POLL is made on

BY:

(1)	GVC HOLDINGS PLC (registered in the Isle of Man with company number 4685V), whose registered office is at 32 Athol Street, Douglas, Isle of Man, IM1 1JB (Company)

WHEREAS:

(A)	The Company has constituted the CVRs under the CVR Instrument. The CVRs have been issued as contingent consideration in connection with the Acquisition.

(B)	The CVRs are unsecured obligations of the Company which oblige the Company to issue to CVR Holders one Loan Note for each CVR they respectively hold, the principal value of which Loan Note has been determined in accordance with the terms of the CVR Instrument.

(C)	The Company hereby constitutes the Loan Notes to be issued in the manner set out in the CVR Instrument.

THIS DEED POLL WITNESSES as follows:

1	Interpretation and definitions

1.1	Definitions

In this Instrument, unless the context otherwise requires:

Acquisition means the acquisition of Ladbrokes Coral Group plc by the Company

Affiliate means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Agent means any Registrar, Paying Agent, transfer agent, authenticating agent or co-registrar

Business Day means any day on which banks are open for ordinary banking business in London (excluding Saturdays, Sundays and public holidays)

Change of Control means a circumstance where any person or group of persons acting in concert gains direct or indirect control of the Company. For the purposes of this definition:

(a)	control of the Company means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

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(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(C)	give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; or

(ii)	the holding beneficially of more than 50 per cent of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate, or no right to participate beyond a specified amount, in a distribution of either profits or capital); and

(b)	acting in concert means, in respect of a group of persons, that such persons pursuant to an agreement or understanding (whether formal or informal), co-operate to obtain or consolidate control of the Company, such expression to be construed in accordance with the Code and the rulings of the Panel

Companies Act means the UK Companies Act 2006

Condition means any of the conditions set out in Schedule 1 (as modified from time to time in accordance with clause 6)

Code means the City Code on Takeovers and Offers in the United Kingdom

Corporate Representative has the meaning given to such term in paragraph 11.1 of Schedule 3

CVR Holder means a person who is for the time being entered in the register of CVRs as a holder of CVRs and CVR Holders shall be construed accordingly

CVR Instrument means the instrument made by the Company on 22 December 2017 and constituting the CVRs, as may be amended

CVRs means the contingent value rights constituted by the CVR Instrument corresponding to the total number of Scheme Shares directors means the board of directors for the time being of the Company or a duly authorised committee of such board, and director shall mean any member of such board

Early Redemption Date has the meaning given to such term in Condition 6.1

Encumbrance means any claim, interest or equity of any person (including any right to acquire, option or right of pre-emption), any debenture, mortgage, charge, pledge, lien, deposit by way of security, restriction, assignment, hypothecation, security interest, option, right of pre-emption or assignment or factoring or similar agreement (including any created by law), title retention or transfer or other security or preferential agreement or arrangement or any commitment to give or create any of the foregoing

Event of Default has the meaning set forth in Section VI of Schedule 4

Expiry Date has the meaning given to such term in clause 3.1

IoM Companies Act means the Isle of Man Companies Act 2006

Instrument means this deed poll, including the Schedules hereto

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Loan Notes means the t loan notes of the Company constituted by this Instrument and to be issued to the Loan Note Holders in accordance with the terms of this Instrument

Loan Note Certificate means a certificate for the Loan Notes issued under Condition 11 and subject to the Conditions

Loan Note Holder Majority means the holder or holders for the time being of at least 50.1 per cent. of the number of Loan Notes in issue at the relevant time

Loan Note Holder means a person who is for the time being entered in the Register as a holder of Loan Notes and Loan Note Holders shall be construed accordingly

Loan Note Issue Date has the meaning given to such term in Condition 2.1

Notice has the meaning given in Condition 13

Officer’s Certificate means a certificate signed by two senior officers of the Company or any one senior officer and the Secretary of the Company and provided to the Trustee. Each Officer’s Certificate (other than certificates provided pursuant to TIA Section 314(a)(4) shall include the statements provided for in TIA Section 314(e), if applicable

Opinion of Counsel means a written opinion from legal counsel that is reasonably acceptable to the Trustee. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e), if applicable

Overseas Person means a person (or nominees of, or custodians or trustees for, such person) not resident in, or nationals or citizens of, the United Kingdom

Paying Agent has the meaning set forth in Section XIV of Schedule 4

Person means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government of any agency or political subdivision thereof pounds sterling, pence, £ or p means pounds sterling, the lawful currency of the United Kingdom

Redemption Date has the meaning given to such term in Condition 6.1

Register means the register of Loan Note Holders maintained by or on behalf of the Company pursuant to this Instrument

Registrar means the registrar for the Loan Notes appointed by the Company from time to time to maintain the Register (the first such Registrar to be appointed with effect from the Effective Date), the name and the contact details of whom shall be publicly announced by the Company and notified in writing to the Loan Note Holders

Responsible Officer means, when used with respect to the Trustee, any vice president, any assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject

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Restricted Overseas Person means an Overseas Person who has not, by or prior to the Loan Note Issue Date, been able to satisfy the Company in their absolute discretion, that the receipt of Loan Notes is exempt from or not subject to the registration or other legal or regulatory requirements or restrictions of the relevant jurisdiction

Scheme Record Time means the record time for the scheme of arrangement under which the Acquisition was effected

SEC means the U.S. Securities and Exchange Commission

Special Resolution has the meaning set out in paragraph 13.3 of Schedule 3

Tax means all means all current and future forms of tax, duty, rate, levy, charge (including social security charge) or other imposition or withholding of whatever nature and whether separately or jointly due and whenever and by whatever supranational, national, federal, state, provincial, municipal, local, foreign or other authority imposed in the United Kingdom or elsewhere together with any interest, penalty or fine in connection with any taxation, and any liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with any taxation and regardless of whether any such taxes, duties, rates, levies, charges, imposts, withholdings, interest, penalties or fines are chargeable directly or primarily against or attributable directly or primarily to the Company, the Loan Note Holder or any other person and regardless of whether any amount in respect of any of them is recoverable from any other person

TIA or Trust Indenture Act means the U.S. Trust Indenture Act of 1939, as amended

Trustee means the GLAS Trust Company LLC until a successor replaces it in accordance with the provision of this Instrument and thereafter remains such successor, and it also includes any co-trustees that may be appointed from time to time

UK or United Kingdom means the United Kingdom of Great Britain and Northern Ireland

United States Dollars or USD means the lawful currency of the United States of America

US Securities Act means the U.S. Securities Act of 1933, as amended

US Shareholder means a Ladbrokes Coral Shareholder who is resident or located in the United States of America, its territories and possessions, any State of the United States, and the District of Columbia

Winding Up Event has the meaning given to such term in the CVR Instrument

1.1	Interpretation – general

In this Instrument, unless the context otherwise requires:

(a)	references to clauses and Schedules are to clauses of, and Schedules and Appendices to, this Instrument respectively;

(b)	a reference in a schedule to paragraphs are to paragraphs of the Schedule in which the reference appears;

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(c)	references to this Instrument or any other document are to this Instrument or that document as amended from time to time;

(d)	references to this Instrument include the Recitals and Schedules to this Instrument;

(e)	references to writing include any method of reproducing words in a legible and non-transitory form, including fax, but exclude any other electronic form (as defined in section 1168 of the Companies Act);

(f)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(g)	references to times of the day are to the time in London, United Kingdom;

(h)	references to one gender include all genders;

(i)	references to the singular include the plural and vice versa;

(j)	references to a person include any individual, firm, company, government, state, state agency, partnership, association or other body (with or without separate legal personality);

(k)	references to a company include any company, corporation or body corporate, wherever incorporated or established;

(l)	the expressions holding company, parent undertaking, subsidiary, subsidiary undertaking and wholly-owned subsidiary will have the meanings given to them in the Companies Act (in each case ignoring any security existing over shares in the relevant undertaking);

(m)	the word will shall be deemed to impose obligations in the same way as if the word shall had been used in its place; and

(n)	the words other, includes, including, in particular and words of similar effect will not limit any general words which precede them and any words which follow them will not be limited in scope to the same class as the preceding words.

1.2	Statutory references

In this Instrument, unless the context otherwise requires, a reference to a statute or statutory provision includes:

(a)	a reference to any subordinate legislation made under that statute or statutory provision;

(b)	any past statute or statutory provision which that statute or statutory provision has replaced (directly or indirectly and whether with or without modification); and

(c)	that statute or statutory provision as from time to time amended, modified, consolidated or re-enacted (whether before or after the date of this Instrument),

save to the extent that any amendment, modification, consolidation or re-enactment made after the date of this Instrument would increase or alter the liability of the Company under this Instrument.

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1.3	Headings

The headings and contents table in this Instrument are for convenience only and do not affect its interpretation.

1.4	Transfer

A reference in this Instrument to the Transfer of any Loan Note will mean the transfer of either or both of the legal and beneficial ownership in such Loan Note and/or the grant of an option to acquire either or both of the legal and beneficial ownership in such Loan Note and the following will be deemed (but without limitation) to be a transfer of a Loan Note:

(a)	any direction (by way of renunciation or otherwise) by a person entitled to an issue of any Loan Note that such Loan Note be issued to some person other than himself;

(b)	any sale or other disposition of any legal or equitable interest in a Loan Note (including any voting right attached thereto) and whether or not by the registered holder thereof and whether or not for consideration or otherwise and whether or not effected by an instrument in writing;

(c)	any grant or creation of an Encumbrance over any Loan Note; and

(d)	any agreement, whether or not subject to any conditions and whether or not in writing, to do any of the matters set out in clauses paragraphs 1.4(a) to 1.4(c) above,

and Transferable and Transferred shall be construed accordingly.

2	Constitution of the Loan Notes

2.1	The Company hereby constitutes the Loan Notes and agrees that it shall, within 14 days of this date of this Instrument, issue the Loan Notes to the CVR Holders in accordance with the terms of this Instrument.

2.2	The Loan Notes are held subject to the Conditions and the other terms of this Instrument which are binding on the Company, the Loan Note Holders and any person claiming through or under any of them. The Conditions shall have the same effect as if they were set out in this Instrument.

3	Term

3.1	This Instrument shall remain in force from the date hereof until the date on which all the Loan Notes have been redeemed by the Company pursuant to Condition 7.1 (the Expiry Date).

3.2	On the Expiry Date, this Instrument and each of the Loan Notes shall automatically terminate and shall, subject to clause 3.3, be of no further force and effect.

3.3	Termination of this Instrument pursuant to clause 3.2 shall be without prejudice to any rights and obligations accrued prior to the time of such termination, and the provisions of clauses 7, 9, 11, 12 and 13 which shall continue to apply.

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4	Company warranties

4.1	The Company hereby warrants to each Loan Note Holder, as at the date of this Instrument, as follows:

(a)	the Company is a public company limited by shares which is duly incorporated and validly existing under the laws of the Isle of Man;

(b)	the Company has obtained all necessary power and authority to enter into and comply with its obligations under this Instrument and issue the Loan Notes as provided for in this Instrument;

(c)	this Instrument has been duly authorised, executed and delivered by the Company, and constitutes binding obligations of the Company in accordance with its terms, and the Company has obtained all necessary board approvals in respect of its entry into this Instrument;

(d)	in respect of the Company's solvency:

(i)	no order has been made and no resolution has been passed for the winding up of the Company or for liquidator to be appointed in respect of it and no petition has been has been presented and no meeting has been convened for the purposes of winding up the Company;

(ii)	no administration order has been made and no petition has been presented and no other action for such an order has been taken in respect of the Company;

(iii)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company;

(iv)	the Company is not insolvent or unable to pay its debts (within the meaning of section 163 of the Companies Act 1931 (as applied by the IoM Companies Act) or any other applicable insolvency legislation) and has not stopped paying its debts as they fall due;

(v)	no voluntary arrangement has been proposed in respect of the Company; and

(vi)	no event analogous to any of the foregoing has occurred in any jurisdiction with respect to the Company; and

(e)	the execution and delivery of, and the performance by the Company of its obligations under, this Instrument will not:

(i)	be or result in a breach of any provision of the memorandum or articles of association of the Company;

(ii)	be or result in a breach of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound and which is material in the context of the transactions contemplated by this Instrument; or

(iii)	be or result in a breach of any order, judgment or decree of any court or governmental agency to which the Company is a party or by which the Company is bound and which is material in the context of the transactions contemplated by this Instrument.

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5	Taxation

The Company shall not be liable for any Tax or other charge which arises from the issue, ownership or Transfer of any Loan Notes, save in respect of any Tax which the Company is required to deduct or withhold under the Loan Notes (Withholding Taxes). The relevant Loan Note Holder must pay all Tax and other charges, if any, payable in connection with their ownership or Transfer of any Loan Notes pursuant to this Instrument, or otherwise in connection with any Loan Notes held by them, save in respect of Withholding Taxes.

6	Modification of rights

The Company may (by deed expressed to be supplemental to this Instrument from time to time) modify, abrogate, vary or compromise the provisions of this Instrument (including the Conditions) with the prior sanction of a Special Resolution.

7	Third party rights

7.1	Save as provided in clause 7.2, a person who is not a party to this Instrument has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Instrument.

7.2	This Instrument and the Loan Notes are enforceable under the Contracts (Rights of Third Parties) Act 1999 by each Loan Note Holder.

7.3	Notwithstanding any term of this Instrument, no consent of any third party (other than the Loan Note Holders if so required under clause 6) shall be required for any amendment (including any release or compromise of any liability) or termination of this Instrument.

8	No set-off

Any issue of Loan Notes in accordance with the Conditions shall be made by the Company to the Loan Note Holders without any deduction or withholding (whether in respect of any set off, counterclaim or otherwise whatsoever) unless the deduction or withholding is required by law.

9	Severability

If any provision of this Instrument is held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Instrument in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Instrument in any other jurisdiction shall not be affected.

10	Loan Note Holders bound

Each Loan Note Holder and any person claiming through a Loan Note Holder to assert an interest in a Loan Note under this Instrument shall be deemed to have notice of, and shall be bound by, the terms of this Instrument.

11	Governing law

11.1	This Instrument, the Loan Notes and any contractual or non-contractual obligations arising from or connected with it or them will be governed by English law. This Instrument shall be construed in accordance with English law.

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11.2	All claims and disputes (including non-contractual claims and disputes) arising out of or in connection with this Instrument or the Loan Notes, their subject matter, negotiation or formation will be determined in accordance with English law.

12	Trust Indenture Act

This Instrument shall incorporate and be governed by the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. If any provision of this Instrument modifies any TIA provision that may be so modified under the TIA, such TIA provision shall be deemed to apply to this Instrument as so modified. If any provision of this Instrument limits, qualifies or conflicts with another provision which is required to be included in this Instrument by the TIA, the provision required by the TIA shall control.

13	Jurisdiction

The English courts will have exclusive jurisdiction in relation to all matters (including non-contractual matters) arising out of or in connection with this Instrument or the Loan Notes. The Company hereby waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds of venue, or that the English courts are not a convenient forum or otherwise).

Executed as a deed by the Company on the date of this Instrument.

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Schedule 1

The Conditions

1	Status of the Loan Notes

1.1	The Loan Notes will be unsecured.

1.2	The Loan Notes will be issued in integral units of one Loan Note and held subject to and with the benefit of the terms of this Instrument. This Instrument and all the obligations and covenants contained in it applicable to the Company and the Loan Note Holders will be binding on the Company and the Loan Note Holders respectively and all persons claiming through them respectively.

1.3	Subject to these Conditions, the Loan Notes will represent unsecured obligations of the Company and rank pari passu without discrimination or preference among themselves and with all other unsecured obligations of the Company, except to the extent provided by law.

1.4	The Loan Notes shall not represent any equity or ownership interest in the Company, and accordingly will not confer on the Loan Note Holders any:

(a)	right to attend, speak at or vote at any meeting of the shareholders of the Company; or

(b)	right to any dividends in respect of the Company; or

(c)	right to any return of capital by the Company.

1.5	The Company will be entitled to make an application to any UK stock exchange for permission to deal in or for listing or quotation in respect of the Loan Notes.

2	Issue of Loan Notes

2.1	The Company will issue to each CVR Holder one Loan Note for each CVR held by such CVR Holder. The date of such issuance shall be the Loan Note Issue Date for the purposes of this Instrument.

2.2	Any Loan Notes to be issued pursuant to this Instrument will be issued to the CVR Holders appearing on the register of CVR Holders as at the Loan Note Issue Date.

3	PRincipal Value

3.1	The principal value of each Loan Note shall be t pence (t point t sterling pence).

4	INTEREST

4.1	Interest on the principal value of the Loan Notes shall accrue from day to day and will be calculated on the basis of the actual number of days elapsed and a year of 365 days at the rate set out below:

(a)	for the period from (and including) the Loan Note Issue Date until (but excluding) the date falling 6 months and 1 day after the Loan Note Issue Date, at a rate of 7 per cent. per annum; and

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(b)	for the period from (and including) the date falling 6 months and 1 day after the Loan Note Issue Date until (but excluding) the Redemption Date, at a rate of 9 per cent. per annum.

and will be capitalised, and be payable, on the Redemption Date only.

4.2	The Company shall be entitled to deduct or withhold from any interest payments any present or future Tax required by law to be deducted or withheld from them.

4.3	Any interest payable pursuant to Condition 4.1 shall cease to accrue on any Loan Notes becoming due for redemption, purchase by the Company or repayment as from the day prior to the relevant due date for payment, unless payment of the money due to the Note Holder shall not be made by the Company in which event interest shall continue to accrue until the date of actual payment of the money due to the Loan Note Holder.

4.4	At the time any interest is paid, the Company shall deliver to each Loan Note Holder (or procure the delivery of) a certificate as to the relevant Interest Rate, the gross amount of the relevant interest payment and the amount of Tax, if any, deducted.

5	term

5.1	Subject to Condition 5.2, the Loan Notes issued pursuant to this Instrument shall, subject to Condition 6, have a term which shall end on the later to occur of:

(a)	the date falling 6 months and 1 day after the Loan Note Issue Date; and

(b)	[insert the date that falls 18 months after the Effective Date]

such date being the Final Redemption Date.

5.2	Notwithstanding Condition 5.1, if:

(a)	the Loan Notes are to be issued immediately prior to a Change of Control of the Company pursuant to Condition 12 (Issue of Loan Notes on a Change of Control) of the CVR Instrument, such Loan Notes shall become redeemable immediately upon the occurrence of the Change of Control; or

(b)	the Loan Notes are to be issued immediately prior to the occurrence a Winding Up Event of the Company pursuant to Condition 13 (Winding Up Events) of the CVR Instrument such Loan Notes shall become redeemable immediately upon issue ; or

(c)	the Loan Notes are issued pursuant to Condition 14 (Long Stop Date) of the CVR Instrument such Loan Notes shall have a term ending 6 months and one day from the Loan Note Issue Date.

6	Early redemption

6.1	Redemption of the Loan Notes prior to the Final Redemption Date:

(a)	may occur at the option of the Company, provided that, other than as set out in Condition 6.1(b), no Loan Notes shall be redeemed prior to the date falling 6 months and one day from the Loan Note Issue Date;

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(b)	must occur:

(i)	immediately upon the occurrence of the Change of Control, if the Loan Notes are to be issued immediately prior to a Change of Control of the Company pursuant to Condition 12 (Issue of Loan Notes on a Change of Control) of the CVR Instrument;

(ii)	immediately upon issue if the Loan Notes are to be issued immediately prior to the occurrence a Winding Up Event of the Company pursuant to Condition 13 (Winding Up Events) of the CVR Instrument;

(iii)	6 months and one day from the Loan Note Issue Date, if the Loan Notes are issued pursuant to Condition 14 (Long Stop Date) of the CVR Instrument,

(any such date being an Early Redemption Date, and the first to occur of the Final Redemption Date and the Early Redemption Date being the Redemption Date).

7	Redemption

7.1	The Loan Notes will be redeemed in full at par on the Redemption Date together with interest accrued thereon (if any) pursuant to Condition 4.1 (subject to any deduction or withholding required by law in respect of any Tax).

7.2	Every Loan Note Holder, any of whose Loan Notes are due to be redeemed under any of the provisions of this Instrument, shall not later than the due date for such redemption deliver up the Loan Note Certificate(s) representing such Loan Notes to the Registrar or as the Company shall direct. Unless and until a Loan Note Certificate (or, if the directors so agree at their discretion, an indemnity in respect of a lost Loan Note Certificate in a form reasonably satisfactory to the Company) is so delivered, the Company shall not be under any obligation to repay the principal payable on it.

7.3	Any monies left unclaimed following redemption by the Company in terms of Condition 6 shall be placed following the Expiry Date by the Company on an interest bearing account for the benefit of the relevant Note Holder(s) and shall be held by the Company as trustee for the relevant Loan Note Holder(s) for a period of 10 years following the Redemption Date. All monies that remain unclaimed for a period of 10 years after the Redemption Date shall cease to be held on trust as at the end of such period and (if the board of directors of the Company so resolves) be forfeited and shall cease to remain owing by the Company.

7.4	Any Loan Note Holder may elect, by notice given to the Company at least 20 Business Days before the due date for redemption of their Loan Notes, that the redemption of the Loan Notes in accordance with Condition 7.1 above shall be dealt with in accordance with this Condition 7.4, in which case the Company shall pay to that Loan Note Holder on the due date for redemption the greater of:

(a)	the amount in USD obtained by converting 100.2 per cent. of the pounds sterling principal amount of its Loan Notes into United States Dollars, if the amount referred to in Condition 7.4(b) below is greater than that amount;

(b)	the amount in USD obtained by converting the pounds sterling principal amount of its Loan Notes into United States Dollars; and

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(c)	the amount in USD obtained by converting 99.5 per cent. of the pounds sterling principal amount of its Loan Notes into United States Dollars, if the amount referred to in Condition 7.4(b) above is lower than that amount.

8	Payment

8.1	The principal value and interest payable upon the Loan Notes shall be paid by the Company:

(a)	by cheque or warrant sent through the post to the registered address of the Loan Note Holder or, in the case of joint Loan Note Holders to the registered address of that one of the joint Loan Note Holders who is first named on the Register or to such person and to such address as the Loan Note Holder or joint Loan Note Holders may in writing direct; or

(b)	by telegraphic transfer or bank transfer or by means of Bankers Automated Clearing System to such person and to such UK bank account as the Loan Note Holder or joint Loan Note Holders may in writing direct, subject to any charges, costs and expenses which may properly be incurred in connection with such transfer by the Company being paid by the relevant Loan Note Holder(s).

8.2	Every cheque or warrant referred to in this Condition 8 shall be made payable to the order of the Loan Note Holder to whom it is sent. All payments of principal and/or interest to be made by the Company will be made after any deduction or withholding for or on account of any present or future tax required by law to be deducted or withheld.

9	FATCA and Tax information

9.1	For the purposes of this paragraph:

FATCA means:

(a)	sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986 or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

FATCA Exempt Party means a Loan Note Holder that is entitled to receive payments free from any deduction or withholding from a payment on a Loan Note required by FATCA.

9.2	Subject to paragraph 9.4 below, each Loan Note Holder shall, within ten Business Days of a reasonable request by the Company:

(a)	confirm to the Company whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

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(b)	supply to the Company such forms, documentation and other information relating to its status under FATCA as the Company reasonably requests for the purposes of the Company's compliance with FATCA; and

(c)	supply to the Company such forms, documentation and other information relating to its status as the Company reasonably requests for the purposes of that the Company’s compliance with any other law, regulation, or exchange of information regime (including for the avoidance of doubt under the common reporting standard).

9.3	If a Loan Note Holder confirms to the Company pursuant to paragraph 9.2(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Loan Note Holder shall notify the Company reasonably promptly.

9.4	Paragraph 9.2(c) shall not require any Loan Note Holder to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

9.5	If a Loan Note Holder fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph 9.2 above (including, for the avoidance of doubt, where paragraph 9.4 above applies), then such Loan Note Holder shall be treated for the purposes of this Instrument (and payments under it) as if it is not a FATCA Exempt Party until such time as it provides the requested confirmation, forms, documentation or other information.

10	ENFORCEMENT

10.1	At any time after the Loan Notes or any of them have become issuable in accordance with the terms of this Instrument, the Loan Note Holders or any of them may (subject to them having delivered a demand to the Company) without further notice, institute such proceedings as they think fit to enforce the issue of the Loan Notes.

11	CERTIFICATES

11.1	Each Loan Note Holder will be entitled without charge to one Loan Note Certificate for the number of Loan Notes registered in such Loan Note Holder's name.

11.2	Joint holders of Loan Notes will only be entitled to one Loan Note Certificate in respect of the number of Loan Notes held in certificated form by them jointly, which will be delivered to the first-named of such joint holders unless all such joint holders otherwise notify the Registrar in writing at least 5 Business Days prior to the Effective Date.

11.3	Any Loan Note Certificate will refer to this Instrument, will be issued by the Registrar on behalf of the Company and will bear a distinguishing number.

11.4	If any Loan Note Certificate is defaced, worn-out, lost or destroyed it may, at the discretion of the directors, be renewed on such terms (if any) as to indemnity or otherwise as the directors may reasonably determine but otherwise free of charge and (in the case of defacement or wearing-out) on delivery up of the old Loan Note Certificate.

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12	Dealings

United States

12.1	The Loan Notes have not been and will not be registered under the US Securities Act or under the securities laws of any state or other jurisdiction of the United States.

12.2	The Loan Notes are expected to be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(9) thereof.

12.3	The Loan Notes generally should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the US Securities Act and persons who receive securities in the Scheme (other than “affiliates” as described in the paragraph below) may resell them without restriction under the US Securities Act.

12.4	Under U.S. federal securities laws, a Ladbrokes Coral Shareholder who is an “affiliate” of either Ladbrokes Coral or the Company within 90 days prior to, or of the Company or at any time following, the Effective Date may be subject to certain U.S. transfer restrictions relating to the Loan Notes received in exchange for the CVRs issued in the Scheme. The Loan Notes held by such affiliates may not be sold without registration under the US Securities Act, except pursuant to the applicable resale provisions of Rule 144 under the US Securities Act or in a transaction not subject to such requirements, including transactions conducted pursuant to Regulation S under the US Securities Act. Whether a person is an “affiliate” of a company for such purposes depends upon the circumstances, but affiliates of a company can include certain officers, directors and significant shareholders. A person who believes that he or she may be an affiliate of Ladbrokes Coral or the Company should consult his or her own legal advisers prior to any sale of any Loan Notes.

Restricted Overseas Persons

12.5	The Loan Notes will not be offered or sold to, or for the account or benefit of, any Restricted Overseas Person.

12.6	No clearances in respect of the Loan Notes have been or will be, obtained from the securities commission or other similar authority of any province or territory of Canada and no prospectus in respect of the Loan Notes has been, or will be, filed, or registration made, under any securities laws of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, or will be, lodged with, or registered by, the Australian Securities and Investment Commission and no steps have been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan and no regulatory clearances in respect of the Loan Notes have been, or will be, applied for in any other jurisdiction.

12.7	Accordingly, if the issue of Loan Notes to any Restricted Overseas Person, or to any person who is reasonably believed to be an Restricted Overseas Person, would or may infringe the laws of a jurisdiction outside England and Wales or would or may require any governmental or other consent or any registration, filing or other formality which cannot be complied with, or compliance with which would be unduly onerous, the Company may, at its discretion, determine that such Restricted Overseas Person shall not have issued to him Loan Notes and that the Loan Notes which would otherwise have been attributable to such Restricted Overseas Person under the terms of the Acquisition shall be held by a nominee on behalf of such Restricted Overseas Person, and the cash proceeds (if any) following the redemption of any such Loan Notes be forwarded to such Restricted Overseas Person following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

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13	Notices

13.1	Any notice, consent, request, approval, settlement, election, proposal, claim form (including particulars of claim) for the purposes of serving proceedings or other communication under or in connection with this Instrument (each a Notice) will be:

(a)	in English;

(b)	in writing; and

(c)	delivered by hand, internationally recognised courier service, pre-paid first class post or another next working day delivery service.

13.2	Notices may not be delivered by fax or e-mail.

13.3	Any Notice to the Company will be sent to the address set out at the beginning of this Instrument, or such other address as the Company notifies to the Loan Note Holders from time to time.

13.4	Any Notice to a Loan Note Holder will be sent to the address for that Loan Note Holder on the Register (or in the case of joint Loan Note Holders to the Loan Note Holder whose name is first on the Register).

13.5	Any Notice to the Trustee shall be sent to GLAS Trust Company LLC, 230 Park Avenue, 10th floor, New York, New York 10169.

13.6	Any Notice to the Paying Agent shall be sent to [complete].

13.7	A Notice will be effective on receipt and, in the absence of evidence of earlier receipt, will be deemed to have been received:

(a)	at the time of delivery if delivered by hand or courier service; or

(b)	2 Business Days after posting if sent by first class post,

save that if this means that any Notice would otherwise be deemed to be received outside after 5:00 p.m. on a Business Day, or at any time on a day which is not a Business Day (in each case at the place of receipt of the Notice), such Notice will be deemed to be received at 9:00 a.m. on the next following Business Day in that place of receipt.

13.8	A person who becomes entitled to a Loan Note by transmission, Transfer or otherwise is bound by a Notice in respect of the Loan Note which, before their name is entered in the Register, has been properly served on a person from whom they derive title.

13.9	Where a person is entitled to a Loan Note by transmission, the Company may give a Notice or other document to that person as if he were the holder of the Loan Note by addressing such notice or document to such person by name or by the title of representative of the deceased or trustee of the bankrupt holder (or by a similar designation as applicable) at an address in the United Kingdom supplied for that purpose by the person who claims to be entitled by transmission. Until such an address has been supplied, a notice or other document may be given in any manner in which it might have been given if the death or bankruptcy (or other event giving rise to such transmission) had not occurred. The giving of a Notice in accordance with this Condition 13.9 shall be sufficient notice to all other persons interested in the relevant Loan Note.

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13.10	To the extent required by the TIA, any notice or communication shall also be mailed to any Person described in TIA Section 313(c).

13.11	The Civil Procedure Rules will not apply to the service of any Notice under this Instrument.

14	Cancellation of Loan notes

14.1	Immediately following the redemption of the Loan Notes on the Expiry Date:

(a)	the Loan Notes will be cancelled and will not be available for re-issue;

(b)	the Register will be updated to reflect such cancellation; and

(c)	all Loan Note Certificates will cease to have effect as documents of title or for any other purpose.

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Schedule 2

Provisions relating to the registration and Transfer of Loan Notes

1	Register

1.1	The Company will appoint the Registrar to keep the Register. The fees and expenses of the Registrar will be payable by the Company.

1.2	The Register will record:

(a)	the number of Loan Notes held by each Loan Note Holder;

(b)	the date of issue of each Loan Note and all subsequent Transfers and changes of ownership of them;

(c)	the name and address of each Loan Note Holder;

(d)	the date on which each Loan Note Holder was entered on the Register;

(e)	the date on which a person ceased to be a Loan Note Holder; and

(f)	any change to any of the foregoing information.

1.3	Any change of name or address of any Loan Note Holder that is notified by that Loan Note Holder to the Registrar will (upon that Loan Note Holder producing evidence of such new name or address as the Registrar may reasonably require) be entered in the Register.

1.4	The Company will instruct the Registrar and procure that the Registrar complies with the reasonable requests of the Loan Note Holders as regards the convening of meetings of the Loan Note Holders, as well as with any requests to communicate as provided in TIA Section 312(b). Loan Note Holders may communicate pursuant to TIA Section 312(b) with other Loan Note Holders with respect to their rights under this Instrument or under the Loan Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA Section 312(c).

1.5	The Company and Registrar will comply with TIA Section 312(a), including that the Company furnish or cause to be furnished to the Trustee, on intervals of not less frequent than every six months, and upon the Trustee’s written request, all information in the possession or control of the Company, or of any of its paying agents, as to the names and addresses of the Loan Note Holders, and require the Trustee to preserve, in as current a form as is reasonably practicable, all such information so furnished to it or received by it in the capacity of paying agent.

2	Recognition of Loan Note Holder as absolute owner

2.1	The Company will recognise each Loan Note Holder as the absolute owner of their Loan Notes and will not be bound to take notice of, or to see to the execution of, any trust whether express, implied or constructive to which any Loan Note may be subject, except as ordered by a court of competent jurisdiction or as required by law. The Company is not bound to enter any notice of any express, implied or constructive trust on the Register in respect of any Loan Notes.

2.2	The Company shall recognise a Loan Note Holder as entitled to the Loan Notes registered in its name free from any equity, set-off or counterclaim on the part of the Company against the original or any intermediate holder of the Loan Notes.

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2.3	The issue to a Loan Note Holder (or where Loan Notes are jointly held, to all such holders), of the Loan Notes to be issued pursuant to the terms of this Instrument will be a good discharge by the Company of its obligations under this Instrument, notwithstanding any notice it may have, whether express or otherwise, of the right, title, interest or claim of any person (other than the Loan Note Holder) to or in such Loan Note.

2.4	In the case of the death of a Loan Note Holder:

(a)	the personal representatives of the deceased Loan Note Holder; or

(b)	where such Loan Note Holder is one of the joint holders of any Loan Note, the surviving Loan Note Holder(s),

will be the only person(s) recognised by the Company as having any title to or interest in that Loan Note.

2.5	Any person becoming entitled to a Loan Note in consequence of the death or bankruptcy of a Loan Note Holder or otherwise by operation of law may, upon producing such evidence that they are so entitled as the directors may reasonably require, be registered themselves as the Loan Note Holder or, subject to paragraph 3 below, may Transfer that Loan Note to another person.

2.6	The Company shall not be obliged to register more than four persons as the joint holders of any Loan Note.

3	Transfer of Loan Notes

3.1	Subject to the subsequent provisions of this paragraph 3, the Loan Notes are freely Transferable.

3.2	The Loan Notes may be Transferred in integral units or multiples of one Loan Note.

3.3	Every instrument of Transfer in respect of the Loan Notes must be in writing in any usual form or in another form approved by the directors, and executed by the transferor. Such instrument of transfer must be left with the Registrar accompanied by:

(a)	the relevant Loan Note Certificate; or

(b)	confirmation that the Loan Note Certificate is in the hands of the Registrar; or

(c)	if the Registrar so agrees, an indemnity in respect of a lost Loan Note Certificate,

in the case of paragraphs 3.3(b) and 3.3(c) in a form reasonably satisfactory to the Company; and

(d)	such other evidence as the Registrar may reasonably require to prove the title of the transferor or their right to Transfer the Loan Notes; and

(e)	if the instrument of Transfer is executed by someone other than the transferor on the transferor's behalf, the authority of that person to do so.

3.4	All instruments of Transfer which are registered will be retained by the Registrar and the transferor will be deemed to remain the owner of the Loan Notes to be Transferred until the transferee's name is registered in the Register.

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3.5	No fee will be payable in respect of the registration of any Transfer.

3.6	The transferee shall be liable for any stamp duty, stamp duty reserve tax, notarial fee or other transfer tax or duty arising in connection with any transfer or agreement to transfer any Loan Note (or any rights thereunder).

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Schedule 3

Provisions for meetings of the Loan Note Holders

1	Convening a meeting

The directors may at any time and will, upon a request in writing signed by a Loan Note Holder or Loan Note Holders holding in aggregate not less than 10 per cent. of the Loan Notes at the relevant time outstanding, convene a meeting of the Loan Note Holders.

2	Notice

2.1	A Loan Note Holders' meeting will be called by at least 14 clear days' notice. The notice will specify:

(a)	the place, the day and the time of the meeting;

(b)	the general nature of the business to be transacted but, except in the case of a resolution to be proposed as a Special Resolution, it will not be necessary to specify the terms of any resolutions to be proposed; and

(c)	that a Loan Note Holder entitled to attend and vote may appoint one or more proxies to attend and vote instead of the Loan Note Holder and that the proxy does not need to be a Loan Note Holder.

2.2	Subject to the provisions of this Instrument, notices will be given to all Loan Note Holders (including in the case of a bankrupt or deceased Loan Note Holder, to all persons entitled to Loan Notes in consequence of the death or bankruptcy of that Loan Note Holder), to the directors and to the auditors of the Company.

2.3	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive it will not invalidate the proceedings at the relevant meeting.

2.4	The meeting shall be held in such place as the directors may decide.

3	Quorum

3.1	At any meeting convened for:

(a)	any purpose other than the passing of a Special Resolution, persons (being at least two in number) holding or representing by proxy 30 per cent. in number of the Loan Notes at the relevant time outstanding will form a quorum.

(b)	for the purpose of a Special Resolution persons (being at least two in number) holding or representing by proxy at least 50 per cent. of the number of Loan Notes then in issue will form a quorum.

No business (other than the choosing of a chairman) will be transacted at any meeting unless the requisite quorum is present.

3.2	If a quorum is not present within 15 minutes (or such longer time as the chairman may decide to wait, not exceeding 1 hour) after the time appointed for holding the meeting, or if during a meeting a quorum ceases to be present, the meeting will stand adjourned to the same day in the next week at the same time and place, or to such other day, time and place as the directors may determine. Notice of such adjourned meeting will be sent to all persons entitled to receive notice of meetings pursuant to paragraph 2 above.

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4	Chairman

The chairman of the meeting will be the chairman of the board of directors of the Company.

5	Persons entitled to attend and speak

The directors, the secretary of the Company, the Company's legal advisers and any other person authorised for that purpose by the directors will, notwithstanding that they are not a Loan Note Holder or proxy of a Loan Note Holder, be entitled to attend and speak at any meeting of Loan Note Holders.

6	Adjournment

6.1	The chairman may with the consent of a meeting at which a quorum is present, and will if directed by such a meeting, adjourn the meeting from time to time and from place to place but no business will be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for 14 days or more, at least 7 clear days' notice will be given specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it will not be necessary to give notice of an adjourned meeting.

6.2	Without prejudice to any other power which they may have, the chairman may, without the consent of the meeting referred to above, interrupt or adjourn a meeting from time to time and from place to place if they decide that it has become necessary to do so in order to:

(a)	secure the proper and orderly conduct of the meeting;

(b)	give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

(c)	ensure that the business of the meeting is properly disposed of.

7	Passing of resolutions

7.1	A resolution put to the vote of a meeting will be decided by a show of hands (unless a poll is demanded) and in case of an equality of votes, the chairman will, in respect of both a show of hands and on a poll, not have a casting vote.

7.2	At any meeting of Loan Note Holders (unless a poll is demanded) a declaration by the chairman that a resolution has been passed, whether or not passed, such declaration states that such resolution has been passed unanimously or by a particular majority, and an entry to that effect in the minutes of the meeting will be conclusive evidence of the fact.

8	Polls

8.1	A poll may be demanded at a meeting by the chairman or by one or more Loan Note Holders present in person or by proxy, entitled to vote and holding or representing in aggregate not less than 10 per cent. in number of the Loan Notes then outstanding.

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8.2	If at any meeting a poll is demanded it will, unless the demand is withdrawn, be taken in such manner and either at once or after such adjournment as the chairman may direct (not being more than 30 days after the poll is demanded) and the result of such poll will be deemed to be the relevant resolution of the meeting at which the poll was demanded. Any poll demanded at any meeting on the election of a chairman or on any question of adjournment will be taken at the meeting without adjournment. The demand for a poll will not prevent the continuance of a meeting for the transaction of any business other than in relation to the resolution on which the poll was demanded. In the case of any poll not taken immediately at least 7 days' notice will be given specifying the time, date and place at which the poll is to be taken.

8.3	The demand for a poll may, before the poll is taken, be withdrawn with the consent of the chairman and a demand so withdrawn will be taken not to have invalidated the result of any show of hands declared before the demand was made and, if the demand is made before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting will continue as if the demand had not been made.

9	Votes

9.1	On a show of hands every Loan Note Holder present in person or by proxy will have one vote. On a poll every Loan Note Holder present in person or by proxy will have one vote for every Loan Note of which they are the holder.

9.2	In the case of joint holders the vote of the senior who tenders a vote will be accepted to the exclusion of the votes of the other joint holders and seniority will be determined by the order in which the names of the holders stand in the Register.

9.3	No objection will be raised to the qualification of any voter or to the counting of, or failure to count, any vote except at the meeting or adjourned meeting at which the vote objected to is tendered. Subject to any objection made in due time, every vote counted and not disallowed at the meeting will be valid and every vote disallowed or not counted will be invalid. Any objection made in due time will be referred to the chairman whose decision will be final and conclusive. A Loan Note Holder entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses the same way.

10	Proxies

10.1	A proxy need not be a Loan Note Holder. A deed appointing a proxy will be in writing in any usual form or in any other form which the directors approve and will be executed by or on behalf of the appointor. A corporation may execute a form of proxy under the hand of a duly authorised officer. Deposit of a deed of proxy will not preclude a Loan Note Holder from attending and voting at the meeting or at any adjournment of it.

10.2	A Loan Note Holder may appoint more than one proxy to attend on the same occasion provided they are appointed to exercise the votes attaching to different Loan Notes. When two or more valid but differing instruments of proxy are delivered for the same Loan Note for use at the same meeting, the one which is last validly delivered (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that Loan Note.

10.3	The form of proxy and any authority under which it is executed or a copy of the authority certified notarially or in some other way approved by the directors will:

(a)	be deposited at the Company's registered office or at such other place as is specified in the notice convening the meeting or in any form of proxy sent out by the Company in relation to the meeting, not less than 2 Business Days before the time for holding the meeting or adjourned meeting at which the person named in the form of proxy proposes to vote; or

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(b)	in the case of a poll taken more than 24 hours after it was demanded, be deposited as aforesaid after the poll has been demanded and not less than 1 Business Day before the time appointed for taking the poll, and a form of proxy which is not deposited or delivered in a manner so permitted will be invalid.

10.4	A vote given or poll demanded by a proxy will be valid notwithstanding the previous termination of the authority of the person voting or demanding a poll, unless notice of the termination was received by the Company at its registered office, or at such other place at which the form of proxy was duly deposited, at least one hour before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll not taken on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

10.5	The form of proxy in relation to a meeting will be deemed also to confer authority to demand or join in demanding a poll (and for the purposes of this Schedule 3 a demand for a poll made by a person as proxy for a Loan Note Holder will be the same as a demand made by the Loan Note Holder) and such form of proxy will also be valid for use at any adjournment of the meeting.

10.6	The directors may at the Company's expense send forms of proxy to the Loan Note Holders by post or otherwise (with or without provision for their return prepaid) for use at any meeting either in blank or nominating in the alternative any one or more of the directors or any other person. If for the purpose of any meeting, forms of proxy are issued at the Company's expense, they will be issued to all (and not to some only) of the Loan Note Holders entitled to be sent a notice of the meeting and to vote at it. The accidental omission to send such a form of proxy or give such an invitation to, or the non-receipt of it by, any Loan Note Holder entitled to attend and vote at a meeting will not invalidate the proceedings at that meeting.

11	Corporate REpresentative

11.1	A company which is a Loan Note Holder may, by resolution of its directors or other governing body, authorise a person to act as its representative at a meeting of the Loan Note Holders (a Corporate Representative). The Corporate Representative may exercise on behalf of the company (in respect of that part of the company's holding of Loan Notes to which the authorisation relates) those powers that the company could exercise if it were an individual Loan Note Holder. The company is for the purposes of this Schedule deemed to be present in person at a meeting of the Loan Note Holders if the Corporate Representative is present in person. Each reference to attending and voting in person is to be construed accordingly. A director or the Secretary of the Company or other person authorised by such director or Secretary may require the Corporate Representative to produce a certified copy of the resolution of authorisation before permitting such Loan Note Holder to exercise its powers through its Corporate Representative.

12	Amendments to resolutions

12.1	If an amendment proposed to a resolution under consideration is ruled out of order by the chairman the proceedings on the substantive resolution are not invalidated by any error in such ruling.

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13	Special Resolutions

13.1	A meeting of the Loan Note Holders may by Special Resolution and with the consent of the Company sanction any modification, abrogation, compromise or release previously approved in writing by the Company in any respect of any provisions of this Instrument or all or any of the rights of the Loan Note Holders against the Company whether such rights arise under the Instrument or otherwise and in particular (but without limitation) will have power to sanction any agreement for postponing or advancing the time for the redemption of the Loan Notes or may assent to any modification of the provisions contained in this Instrument which will be proposed by the Company.

13.2	A Special Resolution will be binding upon all the Loan Note Holders whether present or not present at the meeting at which it is passed and each of the Loan Note Holders will be bound to give effect to it accordingly and the passing of any such resolution will be conclusive evidence without appeal that the circumstances justify the passing of it.

13.3	The expression Special Resolution means a resolution passed at a meeting of the Loan Note Holders duly convened and held in accordance with this Schedule 3 by a majority consisting of not less than 75 per cent. of the persons voting at such meeting upon a show of hands or if a poll is demanded on the resolution then by a majority consisting of not less than 75 per cent. of the votes given on such poll.

13.4	A resolution in writing signed by the holders of 75 per cent. in number of the Loan Notes at the relevant time outstanding who are at the relevant time entitled to receive notice of meetings in accordance with this Schedule 3 will for all purposes be as valid and effective as a Special Resolution. In the case of two or more joint holders the signature of any one of those joint holders will be sufficient for this purpose. Such a resolution in writing may be contained in one document or in several documents in like form each signed by one or more Loan Note Holders.

14	Written Resolutions

14.1	A resolution in writing executed by or on behalf of Loan Note Holders holding the requisite majority of the Loan Notes required to pass such resolution if it had been proposed at a meeting of the Loan Note Holders is as effective as if it had been passed at a meeting of the Loan Note Holders duly convened and held. The resolution in writing may consist of several instruments in the same form each duly executed by or on behalf of one or more Loan Note Holders.

15	Minutes

15.1	Minutes of all resolutions and proceedings at every meeting of the Loan Note Holders will be made and duly entered in books to be from time to time provided for that purpose by the Company.

15.2	A minute, if purporting to be signed by the chairman of the meeting at which the proceedings took place, or by the chairman of the next meeting, is conclusive evidence of the proceedings.

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Schedule 4

Provisions relating to the US Trust Indenture Act of 1939, as amended

Section I: TRUSTEE ELIGIBILITY AND DISQUALIFICATION

This Instrument shall always have an institutional Trustee that satisfies the requirements of TIA Sections 310 (a)(1), (a)(2) and (a)(4). The Trustee may not be an obligor upon the Loan Notes, nor an Affiliate of such obligor. There may be one or more co-Trustees pursuant to TIA Section 310(a)(3). Any Trustee is subject to, and shall comply with, TIA Sections 310(b) and 311 pursuant to which the Trustee shall resign if it acquires and does not eliminate a conflicting interest as defined therein. A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicted therein.

Section II: REPLACEMENT OF TRUSTEE

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section II. The Trustee may resign at any time by so notifying the Company in writing. The holders of a majority in principal amount of the Loan Notes may remove the Trustee by so notifying the Trustee in writing, and may appoint a successor Trustee with the Company’s consent. The Company may remove the Trustee if: (1) The Trustee fails to comply with Section II (Eligibility Disqualification); (2) the Trustee is adjudged bankrupt or insolvent; (3) a receiver or other public officer takes charge of the Trustee or its property; or (4) the Trustee becomes incapable of acting as Trustee under this Instrument. If the Trustee fails to comply with Section II (Eligibility Disqualification), the holders of a majority in principal amount of the Loan Notes, or CVRs if the Loan Notes have not yet been issued, may petition a court of competent jurisdiction for the appointment of a successor Trustee.

(b) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. As promptly as reasonably practicable after such delivery, the retiring Trustee shall transfer (after payment of all sums owing to it hereunder), all property held by it as Trustee to the successor Trustee (subject to any lien provided for herein), the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all rights and powers as Trustee. The successor Trustee shall mail a notice of its succession to each Loan Note Holder. If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the holders of a majority in principal amount of the Loan Notes, or of the CVRs if the Loan Notes have not yet been issued, may petition any court of competent jurisdiction for the appointment of a successor Trustee.

Section III: REPORTS BY TRUSTEE TO LOAN NOTE HOLDERS.

At least once every 12 months following the issue of the Loan Notes, to the extent required by TIA Section 313(a), and for so long as there are Loan Notes outstanding, the Trustee shall mail to each Loan Note Holder the Trustee’s report dated as of such date that complies with TIA Section 313(a). The Trustee shall also comply with TIA Sections 313(b), (c), and (d). A copy of such report at the time of this mailing to the Loan Note Holders shall be filed with the SEC, if required, and each stock exchange, if any, on which the Loan Notes are listed.

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Section IV: REPORTS BY COMPANY TO TRUSTEE

(a) The Company shall deliver to the Trustee within 90 days after the end of each fiscal year an Officer’s Certificate of the Company (one of the signatories to which shall be either the principal executive officer, principal financial officer, or principal accounting officer of the Company) stating that a review has been conducted of the activities of the Company under the supervision of the signing officers with a view to determining whether the Company has fulfilled its obligations under this Instrument, and that, to the best knowledge of each officer signing such certificate, the Company has fulfilled each and every covenant and condition contained in this Instrument, and is not in default in the performance of any of the terms, provisions, conditions, or covenants thereof (or if an Event of Default shall have occurred, specifying each such Event of Default and describing its status and what action the Company is taking or proposes to take in response).

(b) The Company shall deliver to the Trustee and file with the SEC a copy of the reports to be provided pursuant to TIA Section 314(a)(1) and (2).

(c) The Company shall deliver to the Trustee, promptly after any officer of the Company becomes aware of any Event of Default, an Officer’s Certificate specifying such Event of Default and what action the Company is taking or proposes to take with respect thereto.

(d) Upon request of the Company to the Trustee to take any action under this Instrument, the Company shall, if requested by the Trustee, furnish to the Trustee: (i) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Instrument relating to the proposed action have been complied with, (ii) an Opinion of Counsel stating that, in the opinion of counsel, all such conditions have been complied with and (c) where applicable, a certificate or opinion by an accountant that complies with TIA Section 314(c).

Section V: DUTIES PRIOR TO DEFAULT

(a) The Trustee shall exercise in case of any Event of Default such of the rights and powers vested in it by this Instrument, and to use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Subject to this Section V paragraph (a) above, (i) the Trustee undertakes to perform such duties as are specifically set forth in this Instrument, and no implied covenants or obligations shall be read into this Instrument against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Instrument, provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirement of this Instrument.

(c) No provision of this Instrument shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own wilful misconduct, except that: (i) This paragraph does not limit the effect of paragraph (a) of this Section V above, (ii) The Trustee undertakes to perform such duties as are specifically set forth in this Instrument, and no implied covenants or obligations shall be read into this Instrument against the Trustee, and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith to the extent permitted by TIA Section 315 (1), (2) & (3).

Section VI: EVENT OF DEFAULT.

Each of the following events is an “Event of Default”: (i) a default in the payment of principal of any Loan Note when the same become due and payable at maturity, upon acceleration, redemption, or otherwise; (ii) a default in the payment of interest on any Loan Note when the same becomes due and payable, and such default continues for a period of 30 days.

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Section VII: NOTICES OF DEFAULT

If any Event of Default with respect to the Loan Notes occurs and is continuing, and is known to the Trustee, the Trustee shall give notice of the Event of Default within 90 days after the occurrence thereof to the Loan Note Holders. Except in the case of an Event of Default in the payment of principal, premium, if any, or interest on any Loan Note, the Trustee may withhold the notice to the Loan Note Holders if a committee of its Responsible Officers in good faith determines that withholding the notice is in the interest of the Loan Note Holders.

Section VIII: UNDERTAKING FOR COSTS

In any suit for the enforcement of any right or remedy under this Instrument or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section VIII does not apply to exceptions set forth in TIA Section 316(e).

Section IX: TREASURY NOTES

In determining whether the Loan Note Holders of the required principal amount at maturity of the Loan Notes have concurred in the making or the rescission and cancellation of any declaration of acceleration or notice of default or request, direction, authorization, demand, notice, waiver or consent hereunder or any amendment, modification, or other change to this Instrument, Loan Notes owned by the Company or an Affiliate of the Company shall be disregarded as though they were not outstanding, except that for the purpose of determining whether the Trustee shall be protected in relying on such request, direction, authorization, demand, notice, waiver or consent, or any amendment, modification or other change to this Instrument, only Loan Notes in respect of which the Trustee knows that such Loan Notes are so owned shall be so disregarded.

Section X: CONTROL BY MAJORITY

(a) The Loan Note Holders of at least a majority in aggregate principal amount of Loan Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it; provided that the Trustee may refuse to follow any direction that: (i) conflicts with applicable law or this Instrument , (ii) may involve the Trustee in personal liability, or (iii) the Trustee determines in good faith may be unduly prejudicial to the rights of the Loan Note Holders not joining in the giving of such direction; provided further that the Trustee may take any other action it deems proper that is not inconsistent with any such direction received by the Loan Note Holders.

(b) The Loan Note Holders of at least a majority in aggregate principal amount of Loan Notes may on behalf of all Loan Note Holders consent to the waiver of any past Event of Default and its consequences, except for a default in the payment of principal or interest on any Loan Notes, or in respect of a covenant or provision of this Instrument which cannot be modified or amended without the consent of the holder of each outstanding Loan Note affected.

Section XI: RIGHTS OF HOLDERS TO RECEIVE PAYMENT

Notwithstanding any other provision of this Instrument, the right of any Loan Note Holder to receive payment of principal or interest on a Loan Note, or to bring suit for the enforcement of any such payment, on or after the due date for any such payment expressed in the Loan Notes, is absolute and unconditional, and shall not be impaired or affected without the consent of such Loan Note Holder.

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Section XII: RECORD DATES

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders of Loan Notes entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then those persons who were holders of Loan Notes at such record date (or their duly designated proxies), and only those persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such persons continue to be holders of Loan Notes after such record date. Such consent shall be effective only for actions taken within 90 days after such record date.

Section XIII: COLLECTION SUIT BY TRUSTEE

If an Event of Default specified in Section VI occurs, and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Loan Notes for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal, and to the extent that payment of such interest is lawful, interest on overdue instalments of interest, in each case at X%, which interest shall be compounded semi-annually each May 1 and November 1, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel properly incurred.

Section XIV: REGISTRAR AND PAYING AGENT

(a) The Company shall enter into an appropriate agency agreement with any Agent not a party to this Instrument, which shall incorporate the required provisions of the TIA if and to the extent necessary to give effect to such provisions as they relate to such Agent. The Company shall notify the Trustee of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation.

(b) The Company shall maintain an office where the Loan Notes may be presented for payment (together with any co-paying agents, the “Paying Agent”), and where notices and demands to or upon the Company in respect of the Loan Notes or this Instrument may be served.

Section XV: PAYING AGENT TO HOLD MONEY IN TRUST

Each Paying Agent shall hold in trust for the benefit of the Loan Note Holders and the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Loan Notes (whether such money has been paid to it by the Company or any other obligor on the Loan Notes), and the Company and the Paying Agent shall notify the Trustee of any default by the Company (or any other obligor on the Loan Notes) in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder. The Company at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any Event of Default specified in Section VI, upon written request to the Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.

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Executed as a deed by	)
GVC HOLDINGS PLC	)
acting by a director	)	Director

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